Exhibit 10.1
EMPLOYMENT AGREEMENT
(CARL KUKKONEN)
     This Employment Agreement (“Employment Agreement “) is made this 14th day of October 2004 by and between Direct Methanol Fuel Cell Corporation, a Delaware corporation (the “Company”), and Carl Kukkonen (“Employee”).
     Whereas, Employee is currently employed by the Company as President and Chief Executive Officer and the parties desire to enter into this Employment Agreement to modify and supersede Employee’s current at-will relationship and evidence the terms and conditions of such employment.
     Now, Therefore, in consideration of the foregoing and the mutual covenants and promises in this Employment Agreement, the parties agree as follows:
     1. Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Employment Agreement. Employee hereby represents and warrants that neither Employee’s entry into this Employment Agreement nor Employee’s performance of Employee’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Employee is a party or by which Employee is bound, including, without limitation, any development agreement, non-competition agreement or confidentiality agreement previously entered into by Employee.
     2. Term of Employment. The term of Employee’s employment under this Employment Agreement will commence on the date hereof and will continue until three years thereafter (the “Initial Employment Term”). The Initial Employment Term and any Renewal Employment Term (as defined herein) shall automatically be renewed and extended on the same terms and conditions contained herein for consecutive one year periods (the “Renewal Employment Terms”), unless not later than ninety (90) days prior to the end of the Initial Employment Term or any Renewal Employment Term, as the case may be, either party shall give written notice to the other party of its election to terminate this Employment Agreement. The Initial Employment Term and the Renewal Employment Terms are hereinafter referred to as the “Employment Term.” Notwithstanding anything to the contrary contained herein, the Employment Term is subject to termination pursuant to Section 9 below.
     3. Position and Responsibilities. Employee will be employed as Chief Executive Officer and President. Employee shall report to and be subject to the direction of the Board of Directors (the “Board”) of the Company. Employee shall perform and discharge such duties and responsibilities for the Company as the Board may from time to time reasonably assign to Employee. During the

Employment Term, Employee shall devote Employee’s full business time, attention, skill and efforts to the faithful performance of Employee’s duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee, to the best of Employee’s ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company.
     4. Compensation.
     (a) During the Employment Term, the Company shall pay to Employee a base salary at the rate of $225,000 per year, subject to increase from time to time, solely at the discretion of the Board, payable at the Company’s regular employee payroll intervals.
     (b) Employee shall be eligible for an annual performance-based bonus of up to 25% of Employee’s base salary as determined by the Compensation Committee of the Board.
     (c) All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.
     5. Benefit Plans. During the Employment Term, Employee will be entitled to receive benefits comparable to those provided to the other employees of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions).
     6. Vacation. Employee shall be entitled to vacation and sick days in accordance with the Company’s vacation policy, but in no event, less than fifteen (15) days of vacation per year.
     7. Confidentiality, Inventions and Non-Solicitation. Employee and the Company have entered into the Confidentiality, Inventions and Non-Solicitation Agreement attached hereto as Schedule A.
     8. Equitable Remedies.
     Employee acknowledges and agrees that the agreements and covenants set forth in Sections 7 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.
     9. Termination.

     (a) The Company may terminate the Employment Term immediately upon written notice to Employee if there has been a breach of this Employment Agreement by Employee. Without limiting the generality of the preceding sentence, any material breach by Employee of any of Employee’s obligations under Section 7 will be deemed a breach of this Employment Agreement, and any of the following events will also be deemed a material breach of this Employment Agreement:
(i)	Employee’s continued and deliberate neglect of, willful misconduct in connection with the performance of or refusal to perform Employee’s duties in accordance with, Section 3 of this Employment Agreement; or

(ii)	Employee’s personally engaging in illegal conduct which causes material harm to the reputation of the Company or its affiliates; or

(iii)	Employee’s conviction or being found liable for a felony, misdemeanor or gross misdemeanor relating to, an act of dishonesty or fraud against, or a misappropriation of property belonging to, the Company or its affiliates; or

(iv)	Employee’s engagement in substance abuse which substantially impairs his ability to perform the duties and obligations of your employment or causes material harm to the reputation of the Company; or

(v)	Employee personally engaging in any act of moral turpitude that causes material harm to the reputation of the Company; or

(vi)	Employee knowingly and intentionally breaching in any material respect the terms of this Agreement (or any confidentiality agreement or invention or proprietary information agreement with the Company).
     If the Employment Term is terminated by the Company pursuant to this Section 9(a) or in accordance with Section 2, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s base salary under Section 4(a) and benefits under Section 5 accrued through the date of termination).
     (b) The Employment Term will terminate upon the death or upon written notice from the Company to Employee upon the Disability (as defined below) of Employee. “Disability” of Employee will be deemed to have occurred whenever Employee has suffered physical or mental illness, injury, or infirmity that prevents Employee from performing, with or without reasonable accommodation, Employee’s essential job functions under this Employment Agreement for any ninety (90) days in any one hundred twenty (120) day period and the Company determines in good faith that such illness or other disability is likely to continue for at least the next following thirty (30) days. Employee’s salary prior to the Disability of Employee will be reduced by any benefits Employee receives from disability insurance provided by the Company or pursuant to a plan providing disability benefits maintained by the Company (if any such insurance or plan exists). In the event of termination due to death or Disability, the Employee shall be deemed to have earned the pro rata portion of any bonus for the then current year based on measuring the performance standards to the date of death or onset of the applicable illness, injury or infirmity and then annualizing the same, as determined in the sole discretion of the Company. Except as set forth in the preceding sentence, if the Employment Term is terminated pursuant to this Section 9(b), the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s base salary under Section 4(a) and benefits under Section 5 accrued through the date of termination).
     (c) The Company may elect to terminate Employee’s employment hereunder without cause upon ten (10) days’ prior written notice; provided that if it does so elect the Company shall continue to pay Employee’s base salary in accordance with Section 4(a) and provide the benefits to Employee in accordance with Section 5 for six (6) months following such termination date. Except as specifically set forth in this Section 9(c), if the Employment Term is terminated pursuant to this Section 9(c), the Company shall have no further obligation hereunder or otherwise with respect to Employee and no options will vest during that time.
     (d) Employee has the power to terminate Employee’s employment with the Company without cause, in which event the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee’s base salary under Section 4(a) and benefits under Section 5 accrued through the date of termination).
     (e) Employee has the power to terminate Employee’s employment with the Company for good reason immediately upon written notice to the Company upon the occurrence of any of the following events:
          (i) the Company’s failure to pay the base salary earned by Employee pursuant to Section 4(a) when such base salary has become due and owing, provided that the Company has previously been notified in writing by Employee that the Company has failed to pay Employee such base salary and the Company has failed to cure such violation within thirty (30) days of receiving such notice; or
          (ii) the Company shall materially reduce Employee’s benefits due hereunder, provided that the Company has previously been notified in writing by Employee that the Company has materially reduced Employee’s benefits hereunder and the Company has failed to cure such violation within thirty (30) days of receiving such notice; or
     (iii) the Company has assigned Employee duties which are materially inconsistent with his position as contemplated by this Employment Agreement, provided that the Company has previously been notified by Employee that the Company has assigned Employee duties which are materially inconsistent with his position as contemplated by this Employment Agreement and the Company has failed to cure such violation within thirty (30) days of receiving such notice.
If Employee terminates his employment pursuant to this Section 9(e), the Company shall continue to pay Employee’s base salary in accordance with Section 4(a) and provide the benefits to Employee in accordance with Section 5 for the earlier of (i) six (6) months following such termination date; or (ii) the expiration of the then current Employment Term (as provided in Section 2). Except as specifically set forth in this Section 9(c), if the Employment Term is terminated pursuant to this Section 9(c), the Company shall have no further obligation hereunder or otherwise with respect to Employee and no options will vest during that time.
          (f) Termination of the Employment Term in accordance with this Section 9, or expiration of the Employment Term, will not affect the provisions of this Employment Agreement that survive such termination, including, without limitation, the provisions in Sections 7 and will not limit either party’s ability to pursue remedies at law or equity.
          (g) Notwithstanding anything to the contrary herein, no payments shall be due under Section 9(c) above unless and until Employee shall have executed a general release and waiver of claims of the Company, in form reasonably satisfactory to the Company, and the execution of such general release and waiver of claims shall be a condition to Employee’s rights under Section 9(c).
     10. Effect of Prior Agreements. This Employment Agreement contains the entire understanding between the Company and Employee relating to the subject matter hereof and supersedes any prior employment agreement between Employee and the Company or other agreement relating to the subject matter hereof between the Company and Employee including the Offer Letter and any discussions related thereto.
     11. Modification and Waiver. This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     12. Severability. If, for any reason, any provision of this Employment Agreement is held invalid, such invalidity will not affect any other provision of this Employment Agreement, and each provision will to the full extent consistent with law continue in full force and effect. If any provision of this Employment Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Employment Agreement, will, to the full extent consistent with law, continue in full force and effect.
     13. Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Employment Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:
          If to the Company:
Direct Methanol Fuel Cell Corporation
2400 Lincoln Avenue
Altadena, California 91001
Attn: Legal Department
Telecopy No.: (626) 296-6311
          If to Employee:
Carl Kukkonen

     Each party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 13.
     14. Headings. The headings and other captions in this Employment Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement.
     15. Governing Law. This Employment Agreement has been executed in the State of California, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, except with respect to conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction of the Federal or state courts in Los Angeles County, California in any action or claim arising out of, under or in connection with this Employment Agreement, or the relationship between the parties hereto.

     16. Waiver of Jury. The Company and the Employee knowingly and voluntarily waive any and all right to a trial by jury in any action or proceeding arising out of, under or in connection with this Employment Agreement, or the relationship between the parties hereto.
     17. Binding Effect. This Employment Agreement will be binding upon and inure to the benefit of Employee, the Company, and their respective successors and permitted assigns. The Company will be entitled to assign its rights and duties under this Employment Agreement provided that the Company will remain liable to Employee should such assignee fail to perform its obligations under this Employment Agreement.

     18. No Strict Construction. The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.
     In Witness Whereof, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has signed this Employment Agreement, as of the date first above written.

Direct Methanol Fuel Cell Corporation

By:	/s/ CARL KUKKONEN

Name: Carl Kukkonen
Title: CEO

Employee:
/s/ CARL KUKKONEN

Carl Kukkonen